Exhibit (a)(5)(iii)

NOTICE OF MERGER OF

ABP ACQUISITION 2 LLC

WITH AND INTO

ALERISLIFE INC.

PURSUANT TO SECTION 3-106.1(e)

OF THE MARYLAND GENERAL CORPORATION LAW

February 17, 2023

Dear Stockholder of AlerisLife Inc.,

As previously announced, ABP Acquisition 2 LLC, a Maryland limited liability company (“Purchaser”) and a wholly owned subsidiary of ABP Acquisition LLC, a Maryland limited liability company (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock (other than Shares held by Parent, Purchaser, any other direct or indirect wholly owned subsidiary of Parent or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser), par value $0.01 per share (“Shares”), of AlerisLife Inc., a Maryland corporation (“ALR”), at a price per Share of $1.31, net to the seller in cash, without interest and subject to any applicable withholding taxes. The Offer will be made in connection with the Agreement and Plan of Merger (together with any amendment, the “Merger Agreement”), dated as of February 2, 2023, among ALR, Parent and Purchaser.

Subject to the terms and conditions of the Merger Agreement, following the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into ALR, without a meeting or vote of the ALR stockholders in accordance with Section 3-106.1 of the Maryland General Corporation Law (the “MGCL”), and ALR will be the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

In accordance with Section 3-106.1(e) of the MGCL, notice of the Offer and the Merger and the other transactions contemplated by the Merger Agreement is hereby given by Purchaser to each stockholder of record of ALR as of the date of this notice (this “Notice of Merger”). The Articles of Merger, pursuant to which the Merger will become effective, will be filed for record with the State Department of Assessments and Taxation of Maryland not earlier than 20 business days after the date of this Notice of Merger.

The Offer is subject to various conditions, including the “Minimum Tender Condition,” which requires that the number of Shares validly tendered and not withdrawn together with any Shares beneficially owned by any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser or any wholly owned subsidiary of Parent, represents at least a majority of all then-outstanding Shares at the time of the expiration of the Offer. In accordance with Section 3-202(c) of the MGCL, holders of Shares are not entitled to exercise appraisal rights in connection with the Merger.

Purchaser and Parent have filed with the Securities and Exchange Commission (the “SEC”), and commenced mailing to each stockholder of ALR, materials relating to the Offer, including a Tender Offer Statement on Schedule TO, the Offer to Purchase, the related letter of transmittal and other Offer related materials. If you have questions about this Notice of Merger, the Offer or the Merger, you can call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885.

Notice to Investors and Security Holders

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. Purchaser has filed a Tender Offer Statement on Schedule TO with the SEC containing an offer to purchase all of the outstanding shares of common stock of ALR not already owned by Purchaser or any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser for $1.31 per share and ALR has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. ALR’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement are available free of charge at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Parent or ALR. Copies of the documents filed with the SEC by the Company will be available free of charge on ALR’s internet website at https:/alerislife.com/ or by contacting ALR’s investor relations contact at (617) 796-8245.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Purchaser, as well as the solicitation/recommendation statement filed by ALR, ALR will also file annual, quarterly, and current reports with the SEC as required prior to the Closing (as defined in the Merger Agreement) and for a limited period thereafter as may be required. ALR’s filings with the SEC are available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

Parent and ALR assume no obligation to update forward-looking statements contained in this communication as a result of new information or future events or developments except as required by law. This communication includes forward-looking statements regarding the proposed acquisition of ALR that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Any statement describing ALR’s or Parent’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties. Risks and uncertainties also include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition in the anticipated timeframe or at all, including uncertainties as to how many of ALR’s stockholders will tender their Shares in the Offer and the possibility that the acquisition does not close; disruption from the transaction making it more difficult to maintain business and operational relationships; and the magnitude of transaction costs. ALR’s and Parent’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although ALR’s and Parent’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by ALR and Parent. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning ALR are described in additional detail in ALR’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the SEC. Copies of these and other documents are available from ALR.

You should keep in mind that any forward-looking statement made in this notice speaks only as of the date on which it was made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect Purchaser and Parent. Purchaser and Parent do not undertake any obligation to update the information contained in this notice to reflect subsequently occurring events or circumstances except as may be required by law.

Sincerely,

ABP Acquisition 2 LLC
Adam D. Portnoy